Exhibit 99.1


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                          Announcement of Resignation

     Mr. John F. McGillicuddy notified Southern Peru Copper Corporation (the "Company") today that he was resigning from the Board of Directors of the Company and that he has chosen not to stand for re-election. The Company expressed its gratitude and recognition to Mr. McGillicuddy for his services to the Board.